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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our report dated
June 10, 1999 relating to the financial statements and financial highlights appearing in the April 30, 1999 Annual Report to Shareholders of Orbitex Strategic Natural Resources Fund, Orbitex Information Technology Fund, and the Orbitex Growth Fund (each a series of the Orbitex Group of Funds), which appears in the Statement of Additional Information and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We further consent to the references to us under the heading "Independent Accountants" in the Prospectuses and Statement of Additional Information and "Financial Highlights" in the Prospectus relating to the Orbitex Strategic Natural Resources Fund, Orbitex Information Technology Fund, and the Orbitex Growth Fund.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 9, 1999